Stock Option Exchange Program Exhibit (a)(1)(I)

On November 3, 2016, the date of commencement of the Option Exchange Program, RN filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission. Persons who may be eligible to participate in the Option Exchange Program are urged to read the Tender Offer Statement on Schedule TO, including (i) the Offer to Exchange Certain Outstanding Options for New Awards, (ii) the launch email from Michael Parham, dated November 3, 2016, and (iii) the Election Form, as they contain important information about the Option Exchange Program. RN shareholders and option holders can obtain these written materials and other documents filed by RN with the Securities and Exchange Commission free of charge from RN’s website at www.realnetworks.com or from the Securities and Exchange Commission’s website at www.sec.gov. This presentation contains only a brief summary of certain key terms of the offer. The actual terms of the offer are contained in the documents described above. Important Information from Legal

Why are we making this offer? Due to a decline in RealNetworks’ stock price, a significant portion of RN’s outstanding stock options are underwater Through everyone’s hard work and commitment to Real’s success, we’ve seen recent design wins, momentum with carriers, and new product roll-outs, all while making significant strides in cost efficiency The primary purpose of the offer is to recognize your dedication and hard work to get us this far, and focus everyone on the opportunities in front of us RN CONFIDENTIAL

What is the Option Exchange Program? An offer to exchange certain underwater options for new awards that have an exercise price per share equal to the closing price of RN stock on the day the offer expires Most participants will receive new nonqualified stock options in the exchange, but employees of the ICP entity in Beijing (not RN’s main China entity, but the ICP) will receive cash-settled awards in the exchange New awards will be granted under RN’s 2005 Stock Incentive Plan and an award agreement under that plan The new awards will have a new vesting schedule, with new awards scheduled to vest no sooner than six months from the date the offer expires The offer is open from Nov 3, 2016 until Dec 6, 2016 at 9:00 pm Pacific time

Who can participate in the exchange? Active employees or service providers of RN (or one of its subsidiaries) who work in any RN office location, and who remain in active employment or service in any of these RN office locations through the day the offer expires RN’s CEO cannot participate in the exchange Members of RN’s Board of Directors cannot participate in the exchange Participation in the exchange is purely voluntary SLIDE |

Which options are eligible for exchange? Held by an eligible employee or service provider Were granted on or before October 31, 2016 Have a per share exercise price equal to or greater than $4.33, the closing price of RN stock on the day immediately prior to launch Have a per share exercise price that is greater than the closing price of RN’s stock on the day the offer expires Remain outstanding and unexercised as of the offer expiration date, which is expected to be December 6th at 9:00 pm Pacific time

How many new awards will I receive? You will receive new options/awards covering the same number of shares that were covered by the options that you elect to exchange; the “exchange ratio” is 1-for-1 You can elect to exchange all or just some of your option grants, but if you elect to exchange an option grant you must exchange the entire option grant (for example, you cannot choose to exchange only the unvested portion of a partially vested option grant; you must elect to exchange all of that grant or none of it) However, if you exercised a portion of an option grant, then your election will apply only to the portion that remains outstanding and unexercised

When will I receive the new awards? The new awards will be granted on the day the offer expires, which we expect will be Tuesday, December 6, 2016 RN may, at its discretion, decide to extend the offer New awards will be posted to your E*TRADE account promptly after the expiration of the offer; we expect this to take up to a few business days Each new award will have a maximum term of seven years SLIDE |

What will the new award vesting terms be? None of the new awards will be vested on the grant date If your exchanged option was fully vested, then 50% of your new award will be scheduled to vest six months after grant and 50% will be scheduled to vest one year after grant If your exchanged option was partially vested, then the vested portion will be scheduled to vest as above (50% in six months, 50% in one year) and the unvested potion will be scheduled to vest in accordance with your original vesting schedule except that one year will be added to each vest date If your exchanged option was completely unvested, then the new award will be scheduled to vest in accordance with your original vesting schedule except that one year will be added to each vest date Vesting is subject to your continued service with RN or its subsidiaries SLIDE |

What are the tax implications? Employees subject to U.S. federal income tax will generally not be subject to tax at the time of the exchange as a result of the exchange For employees outside of the U.S., your tax situation may differ. A summary of the expected tax implications outside of the U.S. can be found in the schedules to the Offer to Exchange document You should consult with your tax advisor to determine the personal tax consequences to you of participating in the exchange. If you are a resident or subject to the laws of more than one country, you should be aware that there may be additional or different tax and social insurance consequences that apply to you SLIDE |

What should I consider in making my decision? Some examples of factors to consider may be: Potential value of your eligible options versus new awards Your risk tolerance Current vesting schedule versus the vesting schedule for new awards Carefully review the information provided in the Offer to Exchange and related materials RealNetworks is not making any recommendation as to whether or not you should participate SLIDE |

How do I make my election? Log on to the offer website at http://www.equitytool.com/realnetworks Enter your RN email address and the temporary password that was emailed to you on Nov 3 Review the offer materials and view your eligible options under the “My Grants” tab Follow the instructions provided to make your election You may change your election or withdraw your election entirely at any time before the offer expires by going through the above process and submitting a new election form, but you will be bound by the last properly submitted election form that we receive before the offer expires Although we prefer elections to be submitted via the offer website, you may submit an election form (to make, change, or withdraw your election) by email at stock@realnetworks.com or fax at (206) 674-2593 All final election forms must be submitted and received no later than December 6, 2016 at 9:00 p.m. Pacific time SLIDE |

What happens after the offer expires? Elections must be timely and properly submitted elections in order to be accepted and processed You will receive a confirmation by email within two U.S. business days; please print a copy for your records as evidence that you submitted your election, as it is your responsibility to confirm that RN received your election Exchanged options will be cancelled upon expiration New awards will be granted immediately following the close of the offer, which we expect to be Dec 6 The exercise price per share of the new awards will be the closing price of RN stock on the expiration date New awards will be posted to your E*TRADE account promptly following offer expiration